Worthington Industries Declares Quarterly Dividend

COLUMBUS, OH – Dec. 17, 2020 -- The board of directors of Worthington Industries, Inc. (NYSE:WOR) has declared a quarterly dividend of $0.25 per share. The dividend is payable on March 29, 2021, to shareholders of record March 15, 2021. Worthington has paid a quarterly dividend since it became a public company in 1968.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy.  Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 51 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

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